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                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 7, 2000 (except for paragraph 2 of Note 16, as to which the date is April 21, 2000 and except for paragraph 3 of Note 16, as to which the date is May 5, 2000), with respect to the consolidated financial statements and schedule of Vision Twenty-One, Inc. and Subsidiaries included in the Proxy Statement of OptiCare Health Systems, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of OptiCare Health Systems, Inc. for the registration of 6,250,000 shares of its common stock.


                                                       /s/ Ernst & Young LLP
                                                       ------------------------
                                                       Ernst & Young LLP

Tampa, Florida
May 10, 2000